Exhibit 4.3

DESCRIPTION OF REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, East West Bancorp, Inc. (the “Company,” “we,” “our” and “us”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value of $0.001 per share (“Common Stock”).

The following is a general summary of the terms of our Common Stock and does not purport to be complete. The description of our Common Stock should be read together with our certificate of incorporation, as amended, and amended and restated bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We encourage you to carefully read our certificate of incorporation and restated bylaws and the applicable provisions of California and federal law and regulations and Delaware corporate law for additional information.
Description of Common Stock
Our Common Stock
We have authorized 200,000,000 shares of Common Stock. As of January 31, 2020, approximately 145,625,565 shares of Common Stock were outstanding. The outstanding shares of our Common Stock are fully paid and non-assessable.
Dividend Rights
Under our certificate of incorporation, as amended, holders of our Common Stock are entitled to receive any dividends our board of directors may declare on the Common Stock, subject to the prior rights of the holders of our preferred stock (if any). The board of directors may declare dividends from funds legally available for this purpose.
Preemptive and Conversion Rights
Holders of Common Stock have no preemptive or conversion rights or other subscription rights.
Redemption and Sinking Fund Rights
Our Common Stock is not subject to redemption and does not have any sinking fund provisions.
Voting Rights
Our Common Stock has one vote per share. The holders of our Common Stock are entitled to vote on all matters to be voted on by holders of our Common Stock. Our certificate of incorporation, as amended, do not provide for cumulative voting. This could prevent directors from being elected by a relatively small group of stockholders.
Liquidation Rights
After provision for payment of creditors and after payment of any liquidation preferences to holders of the preferred stock, if any, in the event that we liquidate, dissolve or are wound up, the holders of our Common Stock will be entitled to receive on a pro rata basis all of our remaining assets.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Amended and Restated Bylaws
The following discussion is a summary of certain provisions of California and federal law and regulations and Delaware corporate law, as well as our certificate of incorporation, as amended, and amended and restated bylaws, which may be deemed to have “anti-takeover” effects. It is possible that these provisions could make it more difficult for a third party to acquire control of the Company or could have the effect of discouraging a third party from attempting to acquire control of the Company. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to our certificate of incorporation and bylaws.
Business Combinations
Our certificate of incorporation, as amended, requires the approval of the holders of (i) at least two-thirds of our outstanding shares of voting stock and (ii) a majority of our outstanding shares of voting stock other than shares held by an “Interested Stockholder” (as defined therein) or any Affiliate or Associate (each as defined therein) thereof to approve certain “Business Combinations” (as defined therein) involving an Interested Stockholder, except in cases where the proposed transaction has been approved, among others, in advance by a majority of the Disinterested Directors (as defined therein), and by an affirmative vote of our stockholders, if such vote is required by law.
As a Delaware corporation, we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to that time, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•
at or after such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote, and not by written consent, of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.
California and Federal Banking Law
Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days or more the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.
Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Commissioner has approved such acquisition of control. A person would be deemed to have acquired control of us if such person, directly or indirectly, has the power (i) to vote 25% or more of our voting power or (ii) to direct or cause the direction of the management and policies of us. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our Common Stock would be presumed to control us.

Stock Exchange Listing
Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “EWBC.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is BNY Mellon Shareowner Services.